Exhibit 99.1

COMPANY CONTACT:
Scott Topping, CFO
Hawaiian Airlines
Phone: 808.835.3700
scott.topping@hawaiianair.com

INVESTOR RELATIONS CONTACT:
Susan Donofrio, Sr. Director
Hawaiian Airlines
Phone: 908.719.3206
susan.donofrio@hawaiianair.com

MEDIA CONTACT:
Keoni Wagner, VP
Hawaiian Airlines
Phone: 808.838.6778
keoni.wagner@hawaiianair.com

Hawaiian Holdings Reports 2011 Fourth Quarter and Year-End Financial Results

Fourth Quarter Financial Highlights

•                  Operating revenue increase of 26.2% to $434.0 million

•                  Passenger revenue per available seat mile (PRASM) increase of 9.8% to 12.58 cents

•                  GAAP net income of $20.9 million, or $0.40 per diluted share

•                  Adjusted net income of $16.3 million, or $0.31 per diluted share, reflecting economic fuel expense

2011 Full Year Financial Highlights

•                  Operating revenue increase of 26.0% to $1.65 billion

•                  PRASM increase of 8.1% to 12.32 cents

•                  GAAP net loss of $2.6 million, or $0.05 per diluted share

•                  Adjusted net income of $43.2 million, or $0.85 per diluted share, reflecting economic fuel expense and excluding the impact of lease termination charges

•                  Unrestricted cash and cash equivalents of $304.1 million at December 31, 2011

HONOLULU — January 31, 2012 — Hawaiian Holdings, Inc. (NASDAQ: HA) (“Holdings” or the “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported consolidated net income for the three months ended December 31, 2011 of $20.9 million or $0.40 per diluted share, on total operating revenue of $434.0 million, compared to net income of $70.6 million, or $1.36 per diluted share, on total operating revenue of $343.8 million for the three months ended December 31, 2010.

Adjusted for economic fuel expense, the Company reported net income of $16.3 million, or $0.31 per diluted share for the three months ended December 31, 2011.  This compares with adjusted net income of $11.3 million, or $0.21 per diluted share, for the three months ended December 31, 2010, reflecting economic fuel expense and excluding non-recurring beneficial tax adjustments.

For the full year 2011, the Company reported consolidated net loss of $2.6 million, or $0.05 per diluted share, on total operating revenue of $1.65 billion.  This compares with net income of $110.3 million, or $2.10 per diluted share, on total operating revenue of $1.31 billion for the full year 2010.  Reflecting economic fuel expense and excluding non-recurring lease termination charges related to the purchase of 15 Boeing 717-200 aircraft previously under lease agreements, the Company reported adjusted net income of $43.2 million, or $0.85 per diluted share.  This compares with adjusted net income of $45.4 million, or $0.87 per diluted share, for the full year 2010.  Table 4 sets forth a reconciliation of net income and diluted net income per share on a GAAP basis and non-GAAP net income and diluted net income per share reflecting economic fuel expense and excluding non-recurring lease termination charges and beneficial tax adjustments.  The Company believes that the presentation of economic fuel expense most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period, and that removal of the non-recurring lease termination charges and beneficial tax adjustments provides useful information.

Mark Dunkerley, the Company’s President and Chief Executive Officer, commented that “We are pleased with the fourth quarter results which continue the trend of improvement that began mid-year.  Good cost control and fare increases enabled us to offset the 35% increase in the price of fuel.  It is particularly noteworthy that these results were posted during a period in which our operations grew rapidly.

The hard work and dedication of all my colleagues gives us confidence in our plans for the year ahead.  2012 will be a year in which our long haul fleet transition to the Airbus A330 continues while we inaugurate new service to a number of new destinations at home and abroad.”

Fourth Quarter Financial Results

The Company reported operating income of $34.5 million in the fourth quarter of 2011, compared to $22.4 million in the prior year period.

Fourth quarter 2011 operating revenue was $434.0 million, a 26.2% increase compared with the fourth quarter of 2010.  Capacity for the quarter increased 16.7% year-over-year to 3.1 billion available seat miles (ASMs), resulting in operating revenue per ASM (RASM) of 13.98 cents, up 8.2% from the fourth quarter a year ago.  Fourth quarter scheduled passenger load factor decreased 1.6 percentage points to 84.1% compared to the same period a year ago, while passenger yield (passenger revenue per revenue passenger mile) increased 11.9% to 14.96 cents and PRASM increased 9.8% to 12.58 cents.  Selected Statistical Data is included in Table 2.

Total operating expenses for the fourth quarter of 2011 increased 24.3% year-over-year to $399.5 million, resulting in an operating cost per available seat mile (CASM) of 12.87 cents, up 6.5% versus the same period a year ago.  Fourth quarter CASM excluding fuel decreased 1.3% to 8.60 cents when compared to the same period a year ago.  A reconciliation of GAAP and non-GAAP financial measures is included in Tables 3, 4 and 6.

Aircraft fuel costs in the fourth quarter increased 47.8% year-over-year to $132.5 million and represented 33.2% of operating expenses.  Hawaiian’s average cost per gallon of jet fuel increased 28.3% year-over-year to $3.13 (including taxes and delivery).  The financial impact of hedging activities is included in nonoperating income/expenses, and as such is not reflected in fuel expense.  Nonoperating income in the fourth quarter reflects $4.9 million in gains from Hawaiian’s fuel hedging activity.

The Company believes that economic fuel expense is the best measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period.  The Company defines economic fuel expense as GAAP fuel expense plus (gains)/losses realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.  For the three months ended December 31, 2011, economic fuel expense was $135.2 million ($3.20 per gallon), compared with $89.7 million ($2.45 per gallon) in the prior year period.  An analysis of economic fuel expense for the three months ended December 31, 2011 and 2010 and pro-forma net income and diluted net income per share reflecting economic fuel expense is included in Tables 3 and 4.

Fourth quarter 2011 nonoperating expense totaled $1.8 million, compared with nonoperating income of $1.1 million in the fourth quarter of 2010.  During the fourth quarter 2011, the Company recognized nonoperating income of $4.9 million related to fuel hedging activities compared to $4.0 million in the prior year period.  In the fourth quarter 2011, hedging income reflects $2.7 million of realized losses on derivative contracts settling in the quarter, the reversal of $3.5 million of previously recorded losses on these same contracts, and $4.1 million in unrealized gains related to fuel derivative contracts settling in future periods.

2011 Full Year Financial Results

For the full year 2011, the Company reported operating income of $20.3 million compared with $91.3 million for the full year 2010.  Excluding lease termination charges of $70.0 million recorded during the quarter ended June 30, 2011, the Company reported operating income of $90.3 million for the full year 2011.  Table 6 sets forth a reconciliation of operating income on a GAAP basis and non-GAAP operating income excluding non-recurring lease termination charges.

Full year 2011 operating revenue was $1.65 billion, a 26.0% increase compared with full year 2010.  Capacity for the year increased 18.6% year-over-year to 12.0 billion ASMs, resulting in RASM of 13.71 cents, up 6.2% from 12.91 cents in 2010.  Load factor decreased 1.2 percentage points to 84.3% from 85.5% in 2010, while passenger yield increased 9.5% to 14.60 cents and PRASM increased 8.1% to 12.32 cents.  Selected Statistical Data is included in Table 2.

Total operating expenses for 2011 increased 33.8% year-over-year to $1.63 billion.  Operating expenses, excluding non-recurring lease termination charges of $70.0 million, for the full year increased 28.0% year-over-year to $1.56 billion.  Excluding fuel and the lease termination charges, full year 2011 CASM decreased to 8.70 cents, down 1.5% compared to the same period a year ago.  A reconciliation of GAAP and non-GAAP financial measures is included in Tables 3, 4, and 6.

Aircraft fuel costs for 2011 increased 58.9% year-over-year to $513.3 million and represented 31.5% of operating expenses (32.9% of operating expenses excluding the lease termination charges).  Hawaiian’s average cost per gallon of jet fuel increased 36.7% year-over-year to $3.13 (including taxes and delivery).  The financial impact of hedging activities is included in nonoperating income/expenses, and as such is not reflected in fuel expense.  Nonoperating income for the full year 2011 reflects $6.9 million in losses from Hawaiian’s fuel hedging activity.

For the full year 2011, economic fuel expense was $513.7 million ($3.13 per gallon), compared with $326.2 million ($2.31 per gallon) in the full year 2010.  An analysis of economic fuel expense for the years ended December 31, 2011 and 2010 and pro-forma net income and diluted net income per share reflecting economic fuel expense is included in Tables 3 and 4.

For the full year of 2011, nonoperating expense totaled $21.4 million, compared with $9.3 million in full year 2010. The increase in nonoperating expense from 2010 to 2011 is primarily related to an increase in interest expense and amortization of debt discounts and issuance costs due to the additional financings entered into in 2011 and losses recognized on fuel derivatives, offset by increases in capitalized interest costs for the pre-delivery payments for the upcoming Airbus A330-200 aircraft deliveries.  During 2011, the Company recognized nonoperating expense totaling $6.9 million related to fuel hedging activities compared to nonoperating income of $0.6 million related to fuel hedging activities during 2010.  In full year 2011, fuel hedging expenses included $0.4 million of realized losses on derivative contracts settling in the year, the reversal of $3.9 million of previously recorded gains on these same contracts, and $2.5 million in unrealized losses related to fuel derivative contracts settling in future periods.  An analysis of economic fuel expense for the years ended December 31, 2011 and 2010 and pro-forma net income and diluted net income per share reflecting economic fuel expense is included in Tables 3 and 4.

Liquidity, Capital Resources and Fuel Hedging

As of December 31, 2011, the Company had:

•                  Unrestricted cash and cash equivalents of $304.1 million and $30.9 million in restricted cash.

•                  Available borrowing capacity of $56.9 million under Hawaiian’s Revolving Credit Facility.

•                  Outstanding debt and capital lease obligations of $462.0 million consisting of the following:

•                  $69.2 million outstanding under Convertible Senior Notes issued in March 2011

•                  $77.3 million outstanding under floating rate notes issued in conjunction with the acquisition of three Boeing 767-300 ER aircraft in December 2006

•                  $185.7 million secured loan agreements for a portion of the purchase price for 15 previously leased Boeing 717-200 aircraft in June 2011

•                  $62.3 million secured loan agreement for the portion of the purchase price of the Airbus A330-200 aircraft delivered in April 2011

•                  $67.0 million outstanding under secured loan agreement to finance a portion of the purchase price for the Airbus A330-200 aircraft delivered in October 2011

•                  $0.5 million of non-aircraft related capital lease obligations

A summary of the Company’s fuel derivatives contracts as of January 26, 2012 is included as Table 5.

Fourth Quarter Highlights

•                  Led the U.S. airline industry in October and November 2011 (last reported month), ranking #1 nationally for on-time performance, as reported by the U.S. Department of Transportation Air Travel Consumer Report.

•                  In October, announced a code-share agreement that allows Virgin Australia to put its two-letter airline code on Hawaiian’s flights between Sydney and Honolulu in worldwide reservations systems.

•                  In October, added a fifth Airbus A330-200 aircraft to the fleet.

•                  In November, announced new daily, nonstop flights between Honolulu and New York City’s John F. Kennedy International Airport beginning in June 2012.  This will be Hawaiian’s first destination on the East Coast.

•                  In November, amended its agreement with Airbus to purchase an additional five A330-200 aircraft for delivery between 2013 and 2015.  Pursuant to this amendment, Hawaiian has firm aircraft orders with Airbus for sixteen A330-200 aircraft for delivery between 2012 and 2015 and six A350XWB-800 aircraft for delivery beginning in 2017.

•                  In December, announced frequency increases providing three daily nonstop flights between Honolulu and Los Angeles, California beginning in June 2012.  Also, announced frequency increases providing daily nonstop flights between Honolulu and Seoul, South Korea in July 2012.

•                  In December, introduced a new Neighbor Island Travel Plan to offer HawaiianMiles members a range of new pricing options.

•                  In January 2012, implemented code-sharing and frequent flyer agreements between Hawaiian and All Nippon Airways (ANA).

•                  In January 2012, announced the introduction of a Maui hub offering improved connections between Maui and Neighbor Island destinations, as well as flights to and from the West Coast.

•                  In January 2012, announced a broad set of commercial agreements with jetBlue.  The agreements provide for immediate interline connections between the carriers and in the near future encompass code-sharing and a reciprocal frequent flyer partnership.  In addition, Hawaiian’s new HNL — JFK service will operate from jetBlue’s Terminal 5 in New York beginning in June.

•                  In October, announced the appointment of Scott Topping as Executive Vice President and Chief Financial Officer of both Hawaiian Airlines and Hawaiian Holdings effective November 1, 2011.  Topping succeeds Peter Ingram in these roles.  Mr. Ingram concurrently moved to the newly created position of Executive Vice President and Chief Commercial Officer for Hawaiian Airlines with responsibility for all of Hawaiian’s revenue generating activities.

Third Quarter Highlights

•                  Led the U.S. airline industry in July, August and September 2011, ranking #1 nationally for on-time performance, as reported by the U.S. Department of Transportation Air Travel Consumer Report.

•                  In July, increased capacity on Hawaiian’s daily non-stop route to Tokyo’s Haneda Airport with the transition from its 264-seat Boeing 767-300 aircraft to the 294-seat Airbus A330-200 aircraft.  Also, announced frequency increases to provide for daily nonstop flights between Honolulu and Sydney, Australia, beginning December 2011.

•                 In July, launched daily nonstop service between Honolulu and Osaka, Japan to Kansai International Airport; its third new route to Asia in eight months, underscoring the Company’s optimism in the long term opportunities in Japan.

•                  In August, entered into a multi-year sponsorship agreement providing naming rights for the Hawaiian Airlines Field at Aloha Stadium.

•                  In September, announced that for the 12th consecutive season, Hawaiian would provide chartered air transportation for the Oakland Raiders, and for the second consecutive year and third of the past four years that Hawaiian would be the Seattle Seahawks’ official charter airline.

•                  In September, announced new daily, nonstop flights between Honolulu and Fukuoka, Japan, beginning in April 2012.  This will be the fourth new destination in Asia for the Company since November 2010.

•                  In September, Hawaiian announced the expansion of its Bay Area service with the introduction of nonstop flights between Maui and San Jose, California and the addition of year-round flights between Maui and Oakland, California beginning in January 2012.

•                  In August, appointed Christian Forbes as Vice President of Financial Planning and Analysis and Ann Botticelli as Senior Vice President for Corporate Communications and Public Affairs.  In September, appointed Monisa Cline as Vice President of Sales and Alliances.

Second Quarter Highlights

•                  Led the U.S. airline industry in April, May and June 2011, ranking #1 nationally for on-time performance and fewest cancellations, as reported by the U.S. Department of Transportation Air Travel Consumer Report.

•                  In April, added a fourth Airbus A330-200 aircraft to the fleet.  In June, purchased its existing fleet of 15 Boeing 717-200 aircraft through a refinancing transaction.

•                  In June, announced expansion of Hawaiian’s Neighbor Island service between Honolulu and Kahului, Lihue, Hilo and Kona during peak travel periods through the addition of three Boeing 717-200 aircraft to the fleet in fourth quarter 2011 and first quarter 2012.  In April, appointed Andrew Watterson as Vice President of Planning and Revenue Management.  In May, appointed Tom Wessner as Vice President of Strategic Procurement and promoted Shannon Okinaka to Vice President — Controller.

First Quarter Highlights

•                  Led the U.S. airline industry in January, February and March 2011, ranking #1 nationally for on-time performance and fewest cancellations, as reported by the U.S. Department of Transportation Air Travel Consumer Report.

•                  In January, launched nonstop service between Honolulu and Seoul, South Korea four days weekly.

•                  In February, announced new daily, nonstop flights between Honolulu and Osaka, Japan in July 2011, underscoring the Company’s optimism in the long term opportunities in Japan.

•                  In March, announced an expansion of the marketing partnership with Korean Airlines with a new program that allows each carrier’s frequent flyer members to earn and redeem mileage credits on either carrier.

•                  In March, sold $86.25 million (aggregate principal amount) of 5.00% Convertible Senior Notes due 2016.  In connection with the offering of the notes, the Company entered into privately-negotiated convertible note hedge and warrant transactions.

Investor Conference Call

Hawaiian Holdings’ quarterly earnings conference call is scheduled to begin today (January 31, 2012) at 4:30 p.m. Eastern Time (USA).  The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast on the investor relations section of the Company’s website at www.HawaiianAirlines.com. For those who are not available for the live webcast, the call will be archived for 90 days on Hawaiian’s investor website.

About Hawaiian Airlines

Hawaiian has led all U.S. carriers in on-time performance for each of the past seven years (2004-2010) as reported by the U.S. Department of Transportation. In addition, consumer surveys by Conde Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the top domestic airline offering flights to Hawaii. Hawaiian was also the nation’s highest-ranked carrier for service quality and performance in the prestigious Airline Quality Rating (AQR) study for 2008 and 2009.

Now in its 83rd year of continuous service in Hawaii, Hawaiian is the largest provider of passenger air service to Hawaii from the state’s primary visitor markets on the U.S. mainland. Hawaiian offers nonstop service to Hawaii from more U.S. gateway cities (10) than any other airline, as well as service to Japan, South Korea, the Philippines, Australia, American Samoa, and Tahiti. Hawaiian also provides approximately 150 daily jet flights between the Hawaiian Islands.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com.

Forward-Looking Statements

Statements in this release contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to certain current and future events and financial performance.  Such forward-looking statements include, without limitation, statements regarding: our plans for the year; our long haul fleet transition; inauguration of service to new destinations; and statements as to other matters that do not relate strictly to historical facts of statements of assumptions underlying any of the foregoing.  Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes,” “estimates,” variations of such words, and similar expressions are also intended to identify such forward-looking statements.  These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and factors relating to the Company’s operations and business environment, all of which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements.

The risks, uncertainties and assumptions referred to above that could cause the Company’s results to differ materially from the results expressed or implied by such forward-looking statements also include the risks, uncertainties and assumptions discussed from time to time in the Company’s other public filings and public announcements, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.  All forward-looking statements included in this document are based on information available to the Company on the date of this release.  The Company does not undertake to publicly update or revise its forward-looking statements to reflect events or circumstances that may arise after the date of this release.

Table 1.

Hawaiian Holdings, Inc.

Consolidated Statements of Operations

(in thousands, except for per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)	(audited)
Operating Revenue:
Passenger	$389,213	$303,825	$1,480,663	$1,154,972
Other	44,762	39,974	169,796	155,121
Total	433,975	343,799	1,650,459	1,310,093

Operating Expenses:
Aircraft fuel, including taxes and oil	132,494	89,673	513,284	322,999
Wages and benefits	81,539	77,740	321,241	297,567
Aircraft rent	22,337	31,655	112,883	112,721
Maintenance materials and repairs	47,440	28,405	169,851	123,975
Aircraft and passenger servicing	21,924	17,470	82,250	62,160
Commissions and other selling	23,380	18,267	96,264	78,197
Depreciation and amortization	18,459	14,876	66,262	57,712
Other rentals and landing fees	18,950	16,141	72,445	57,833
Other	32,990	27,148	125,682	105,651
Lease termination charges	—	—	70,014	—
Total	399,513	321,375	1,630,176	1,218,815

Operating Income	34,462	22,424	20,283	91,278

Nonoperating Income (Expense):
Interest expense and amortization of debt discounts and issuance costs	(8,701)	(4,926)	(24,521)	(16,835)
Interest income	181	497	1,514	3,634
Capitalized interest	1,964	1,357	7,771	2,665
Gains (losses) on fuel derivatives	4,919	4,002	(6,862)	641
Gains on investments	—	—	—	1,168
Other, net	(146)	195	733	(562)
Total	(1,783)	1,125	(21,365)	(9,289)

Income (Loss) Before Income Taxes	32,679	23,549	(1,082)	81,989

Income tax (benefit) expense	11,758	(47,030)	1,567	(28,266)

Net Income (Loss)	$20,921	$70,579	$(2,649)	$110,255

Net Income (Loss) Per Common Stock Share:
Basic	$0.41	$1.41	$(0.05)	$2.15
Diluted	$0.40	$1.36	$(0.05)	$2.10

Weighted Average Number of Common Stock Shares Outstanding:
Basic	50,864	50,220	50,733	51,232
Diluted	52,087	51,940	50,733	52,482

Table 2.

Hawaiian Holdings, Inc.

Selected Statistical Data

	Three Months Ended December 31,						Twelve Months Ended December 31,
	2011		2010		Change		2011		2010		Change

Scheduled Operations:
Revenue passenger miles (RPM) (a)	2,601.5		2,271.7		14.5%		10,139.9		8,665.9		17.0%
Available seat miles (ASM) (a)	3,094.7		2,651.3		16.7%		12,022.2		10,134.6		18.6%
Passenger revenue per RPM (Yield)	14.96	¢	13.37	¢	11.9%		14.60	¢	13.33	¢	9.5%
Passenger load factor (RPM/ASM)	84.1%		85.7%		(1.6	)pt.	84.3%		85.5%		(1.2	)pt.
Passenger revenue per ASM (PRASM)	12.58	¢	11.46	¢	9.8%		12.32	¢	11.40	¢	8.1%

Total Operations:
Revenue passenger miles (RPM) (a)	2,607.5		2,276.8		14.5%		10,151.2		8,675.4		17.0%
Available seat miles (ASM) (a)	3,104.8		2,660.4		16.7%		12,039.9		10,150.7		18.6%
Passenger load factor (RPM/ASM)	84.0%		85.6%		(1.6	)pt.	84.3%		85.5%		(1.2	)pt.
Operating Revenue per ASM (RASM)	13.98	¢	12.92	¢	8.2%		13.71	¢	12.91	¢	6.2%
Operating Cost per ASM (CASM)	12.87	¢	12.08	¢	6.5%		13.54	¢	12.01	¢	12.7%
CASM excluding aircraft fuel	8.60	¢	8.71	¢	(1.3)%		9.28	¢	8.83	¢	5.1%
CASM excluding lease termination costs and aircraft fuel	8.60	¢	8.71	¢	(1.3)%		8.70	¢	8.83	¢	(1.5)%
Gallons of jet fuel consumed (a)	42.3		36.7		15.3%		164.0		141.0		16.3%
Average cost per gallon of jet fuel (actual) (b)	$3.13		$2.44		28.3%		$3.13		$2.29		36.7%

(a) In millions.

(b) Includes applicable taxes and fees.

Table 3.

Hawaiian Holdings, Inc.

Economic Fuel Expense

(in thousands, except per-gallon amounts)

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2011	2010	Change	2011	2010	Change

Aircraft fuel expense, including taxes and oil	$132,494	$89,673	47.8%	$513,284	$322,999	58.9%
Realized losses on settlement of fuel derivative contracts	2,722	48	5570.8%	430	3,199	(86.6)%
Economic fuel expense	$135,216	$89,721	50.7%	$513,714	$326,198	57.5%
Fuel gallons consumed	42,285	36,673	15.3%	164,002	140,995	16.3%
Economic fuel cost per gallon	$3.20	$2.45	30.6%	$3.13	$2.31	35.5%

Table 4.

Hawaiian Holdings, Inc.

Pro-forma Net Income and Diluted Earnings Per Share Reflecting Economic Fuel Expense and Excluding Non-Recurring Tax Benefits and Lease Termination Charges

(in thousands, except for per share data)

	Three months ended December 31,				Twelve months ended December 31,
	2011		2010		2011		2010
						Diluted
	Net income	Diluted earnings per share	Net income	Diluted earnings per share	Net income (loss)	earnings (loss) per share	Net income	Diluted earnings per share
	(in thousands, except for per share data)

As reported - GAAP	$20,921	$0.40	$70,579	$1.36	$(2,649)	$(0.05)	$110,255	$2.10
Add: lease termination expenses related to Boeing 717-200 aircraft purchase, net of tax	—	—	—	—	42,008	0.83	—	—
Reflecting lease termination costs adjustment	$20,921	$0.40	$70,579	$1.36	$39,359	$0.78	$110,255	$2.10
Less: unrealized (losses) gains on fuel derivative contracts, net of tax	4,584	0.09	2,430	0.05	(3,859)	(0.07)	2,304	0.04
Less: Non-recurring tax benefits	—	—	56,881	1.10	—	—	62,546	1.19
Reflecting economic fuel expense and excluding non-recurring tax benefits and lease termination charges	$16,337	$0.31	$11,268	$0.21	$43,218	$0.85	$45,405	$0.87

Table 5.

Hawaiian Holdings, Inc.

Fuel Derivative Contract Summary

As of January 26, 2012

	Weighted Average Contract Price		Percentage of Projected Fuel Requirements Hedged	Fuel Barrels Hedged

First Quarter 2012
Heating Oil	(per gallon)
Call Options	$3.06		15%	101,000
Collars	Cap	Floor
	$3.09	$2.72	17%	175,000
Crude Oil	(per barrel)
Brent Options	$113.38		1%	30,000
Call Options	$113.53		23%	236,000
Brent Collars	Cap	Floor
	$109.19	$96.98	1%	9,000
Collars	Cap	Floor
	$103.93	$89.88	5%	48,000
Total			62%	599,000

Second Quarter 2012
Heating Oil	(per gallon)
Call Options	$3.31		2%	15,000
Collars	Cap	Floor
	$3.03	$2.65	17%	194,000
Crude Oil	(per barrel)
Brent Options	$115.36		3%	93,000
Call Options	$114.93		9%	103,000
Brent Collars	Cap	Floor
	$111.93	$97.05	11%	42,000
Collars	Cap	Floor
	$106.58	$89.88	4%	48,000
Total			46%	495,000

Third Quarter 2012
Heating Oil	(per gallon)
Call Options
Collars	Cap	Floor
	$3.05	$2.66	13%	168,000
Crude Oil	(per barrel)
Brent Options	$120.91		8%	108,000
Call Options	$112.56		1%	7,000
Brent Collars	Cap	Floor
	$111.48	$96.56	3%	42,000
Collars	Cap	Floor
	$107.30	$90.30	2%	28,000
Total			27%	353,000

Fourth Quarter 2012
Heating Oil	(per gallon)
Call Options
Collars	Cap	Floor
	$3.07	$2.65	6%	71,000
Crude Oil	(per barrel)
Brent Options	$122.20		9%	108,000
Call Options
Brent Collars	Cap	Floor
	$111.00	$95.01	3%	42,000
Collars	Cap	Floor

Total			18%	221,000

First Quarter 2013
Crude Oil	(per barrel)
Brent Options	$123.35		1%	16,000

Table 6.

Hawaiian Holdings, Inc.

Reconciliation of Non-GAAP Financial Measures

(in millions, except for CASM data) (unaudited)

	Three Months Ended				Twelve Months Ended
	December 31,				December 31,
	2011		2010		2011		2010

GAAP operating income	$34.5		$22.4		$20.3		$91.3
Add: lease termination costs related to Boeing 717 aircraft purchase	—		—		70.0		—
Adjusted operating income - excluding lease termination costs related to Boeing 717 aircraft purchase	$34.5		$22.4		$90.3		$91.3

GAAP operating expenses	$399.5		$321.4		$1,630.2		$1,218.8
Less: lease termination costs related to Boeing 717 aircraft purchase	—		—		70.0		—
Adjusted operating expenses - excluding lease termination costs related to Boeing 717 aircraft purchase	399.5		321.4		1,560.2		1,218.8
Less: aircraft fuel, including taxes and oil	132.5		89.7		513.3		323.0
Adjusted operating expenses - excluding lease termination costs related to Boeing 717 aircraft purchase and aircraft fuel	$267.0		$231.7		$1,046.9		$895.8

Available Seat Miles	3,104.8		2,660.4		12,039.9		10,150.7

CASM - GAAP	12.87	¢	12.08	¢	13.54	¢	12.01	¢
Less: lease termination costs related to Boeing 717 aircraft purchase	—		—		0.58		—
Less: aircraft fuel	4.27		3.37		4.26		3.18
CASM - excluding aircraft fuel and lease termination costs related to Boeing 717 aircraft purchase	8.60	¢	8.71	¢	8.70	¢	8.83	¢